Exhibit 10.3

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is dated July 22, 2008 (“Effective Date”) by and between UNIVERSAL CAPITAL MANAGEMENT, INC., a Delaware corporation (“Manager”), and THEATER XTREME ENTERTAINMENT GROUP, INC., a Florida corporation (“TXEG” or “Company”).

BACKGROUND

TXEG desires to obtain from the Manager, and the Manager is willing and able to provide to TXEG, management services and other assistance in accordance with and subject to the terms and conditions set forth in this Agreement.

For and in consideration of the mutual benefits and covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Appointment as Manager

(a)  TXEG hereby engages Manager to provide management services and other assistance in accordance with the terms of this Agreement.  The Manager shall and hereby agrees to devote such time as is reasonably necessary to provide such services and assistance.

2.           Scope of Services

(a)  Manager hereby agrees to provide to TXEG the following services (as amended from time to time, collectively, the “Services”):

(i)           Strategic Planning.  Manager shall assist TXEG management in the strategic planning process to include but not be limited to analysis of potential markets, competition, product marketing approaches, pricing and future product utility.

(ii)           Investor Relations:  Manager will assist TXEG in retaining the services of a qualified Investor Relations company or manager suitable for providing marketing and public relations services in the investor community on behalf of TXEG.

(iii)           Optional Services.  The following services are available to be provided by Manager.  It is not anticipated that these services will be utilized by TXEG, but are available upon request.

A.
Significant Managerial Assistance.  Upon TXEG’s request, Manager may provide TXEG with day to day managerial assistance on issues such as employment, payroll, and benefits; real estate leasing; utility utilization; capital expenditures; personnel; and other related matters.

B.
Financial Reporting Services.  Upon TXEG’s request, Manager may assist in providing TXEG on a quarter-annual basis a balance sheet, income statement and statement of cash flow for TXEG.  Such financial reports shall be completed not later than thirty (30) days after the end of the quarter-annual period reported on.  Income statements will be based on generally accepted accounting principles as in effect in the United States of America, consistently applied from period to period and in accordance with the terms of contracts and service agreements.

C. Tax Reporting Services.  Upon TXEG’s request, Manager may assist in the preparation of sales and use tax returns for all jurisdictions in which TXEG is then subject to reporting as determined by TXEG for goods or services sold.  If such services are requested, Manager shall provide TXEG with the amount of such liability not later than the 10th business day of each calendar month in which a sales/use tax liability is due to be paid TXEG..  Such returns shall be delivered to TXEG for execution no later than three (3) days prior to the filing due date for any such return.
D. Accounts Payable Services.
(I.)           Upon TXEG’s request, Manager may assist TXEG in providing for the usual and ordinary business aspects of the accounts payable process for TXEG, including but not limited to:

i.	Maintaining vendor master

ii.	Processing vendor invoices

iii.	Executing vendor payments from
TXEG’s funds

iv.	Processing travel expense reports

v.	Executing employee payments for
travel expense from funds

vi.	Stop payment administration

vii.	1099 Misc. reporting

viii.	Invoice filing

ix.	Documentation retention

(II.)           Upon TXEG’s request, Manager may assist TXEG with its outstanding accounts payable based upon contracted payment terms and consistent with past business practice.

 (b) Investment Banking Consultation and Investor Introduction Services. Manager is not registered at this time as a securities broker or dealer, and represents and warrants that such registration is not required.  Manager further represents that it does not have an affiliation with any securities brokerage firm.  As a result, the Company understands that, while the Manager will introduce the Company to qualified persons and/or institutions who indicate a serious interest in pursuing a possible financing transaction for the Company within the parameters established by the Company, the Manager will not be involved in conducting negotiations for the Company with any such persons, handling any funds or securities, or performing services that would constitute a business of effecting transactions in securities under applicable federal or state law.  Manager further represents and warrants that it has not acted as a broker or finder in any other sale of securities and does not intend to participate in any distribution of securities after any transaction under this Agreement.

 (c)To the extent that Manager is able in the ordinary course of business, Manager shall provide or cause to be provided, and shall be responsible for said costs associated with, all personnel, facilities, equipment, systems and management necessary or appropriate to provide such Services.  In no event will Manager be required to stay in business or take other extraordinary measures solely to provide the Services to TXEG; provided, that Manager shall provide Services pursuant to this Agreement in the same order of priority as it provides the same or similar services to its own departments, and provided TXEG is notified in advance of any delay and the Services are provided to TXEG at the next available opportunity.

(d)  During the Term of this Agreement, TXEG may from time to time request that Manager provide special services or projects in addition to the Services identified in this Section 2, and Manager may in its sole discretion agree to provide such additional services or projects.  If Manager agrees to provide such additional services or projects, the Parties shall negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects, and following agreement on such terms, this Section 2 shall be amended to include such additional services and projects.

3.           Term and Termination

(a)           This Agreement shall be effective as of the Effective Date and, subject to the provisions of section (b) of this Section 3, shall terminate after one (1) year (the “Term”).  The Term shall be automatically extended from year to year in the absence of ninety (90) days’ notice from one party to the other.

(b)           Notwithstanding the provisions of subsection (a) of this Section 3, (i) Manager can terminate this Agreement at any time upon thirty (30) days’ notice to TXEG upon TXEG’s failure to pay the amounts required hereunder, and (ii) TXEG can terminate this Agreement after thirty (30) days’ notice to Manager of Manager’s material failure to fulfill its obligations hereunder and Manager’s failure to correct such failure during such time period.

4.           Compensation.

(a)           TXEG shall pay Manager for the Services by delivering to Manager Two Million Five Hundred Thousand (2,500,000) Shares of common stock of TXEG within thirty (30) days of the Effective Date, which shares TXEG intends to include, to the extent practicable, in TXEG’s next Registration of its shares with the Securities and Exchange Commission.

(b)           In addition, TXEG shall reimburse Manager for third party and out-of-pocket expenses actually and reasonably incurred by Manager as an adjunct to and as a supplement to Manager’s responsibility for performing the Services for which Manager is being paid compensation described herein, and which are approved in advance by TXEG; provided that expenses of Affiliates of Manager shall not be deemed third party expenses for purposes of this Section 4.

5.           Non-Exclusive Contract

.  The Manager acts as adviser to other clients and may give advice, and take action, with respect to any such client which may differ from the advice given, or the timing or nature of action taken, with respect to TXEG.

6.           Delegation and Assignment

.  With TXEG’s prior written consent, which consent shall not be unreasonably withheld or delayed, Manager may delegate all or part of its duties to perform Services hereunder; provided, that Manager’ costs associated with any duties so delegated shall not be deemed out-of-pocket expenses added to the price of Services pursuant to Section 4.  Notwithstanding the foregoing, Manager shall be entitled to delegate all or any part of its duties to one or more of its Affiliates upon notice to TXEG; provided, however, that Manager and its designee Affiliate(s) shall be jointly and severally liable for performance of Manager’s obligations under this Agreement.  TXEG shall not assign or subcontract its rights, duties, or obligations under this Agreement.

7.           Confidential Information; Ownership

(a)           Each party shall treat as confidential all Confidential Information of the other party that comes to its knowledge through this Agreement.  Each party shall take such steps to prevent disclosure of such Confidential Information to any third person as it would take in protecting its own proprietary or confidential information and shall not use any portion of such Confidential Information for any purpose not authorized herein.  All Confidential Information of each party and any information containing a party’s Confidential Information shall at all times, remain the exclusive property of that party.

(b)           No party shall be under any obligations with respect to any Confidential Information:

(i)           which is, at the time of disclosure, available to the general public;

(ii)           which becomes at a later date available to the general public through no fault on the part of such party and then only after such later date;

(iii)           which such party can demonstrate was in its possession before receipt from the other party; or

(iv)           which is disclosed to such party without restriction on disclosure by a third party who has the lawful right to disclose such information.

(c)           The confidentiality obligations of this Section 7 shall survive the termination of this Agreement.

8.           Independent Contractor

.  Manager is and shall remain at all times an independent contractor of TXEG in the performance of all Services hereunder, and all persons employed by Manager to perform such Services shall be and remain employees solely of Manager and subject only to the supervision of Manager’s supervisory personnel.   With respect to Manager’s employees providing services under this Agreement, Manager shall be responsible for the payment of all salaries and benefits and all income taxes, social security taxes, employment compensation taxes and other employment taxes and withholdings with respect to such employees and all fringe benefits program expenses, such as insurance costs, pension or retirement plans, vacation, sick leave and similar matters, with respect to such employees.  Manager shall be entitled to determine which of its employees shall provide the Services.

9.           Force Majeure.

(a)           Neither party shall be liable for any loss or damage for delay or non-performance under this Agreement resulting from the operation of any applicable law, rule, ordinance or regulation of any governmental entity or regulatory agency, or from any requirement or intervention of civil, naval or military authorities or other agencies of the government, or by reason of any other causes whatsoever not reasonably within the control of such party, including, but not limited to, acts of God, war, riot, insurrection, civil violence or disobedience, blockages, embargoes, sabotage, epidemics, fire, strikes, lock-outs or other industrial or labor disturbances, lightning, hurricanes, cyclonic storms, explosions and delay of carriers; provided, that the affected party notifies the other party promptly of the occurrence of the cause and thereafter exerts reasonable commercial efforts to overcome the cause of prevention and hindrance and to resume performance; and provided, further, that the settlement of strikes, lock-outs and other industrial or labor disturbances shall be entirely within the discretion of the affected party, and the affected party shall not be required to make settlement of strikes, lock-outs and other industrial or labor disturbances by acceding to the demands of any opposing third party or parties when such course is unfavorable in the affected party’s judgment.

(b)           If Manager’s performance under this Agreement is suspended or rendered impractical by reason of any cause covered by subsection (a) of this Section 9 (“Force Majeure”) for a period in excess of twenty (20) days, TXEG  shall have either the right to terminate this Agreement with respect to the disrupted Services immediately upon written notice to Manager or require that the Agreement continue in force for that period of time beyond the Term that such Force Majeure condition existed during the Term without incurring any obligation by TXEG for additional payment for Services by Manager.  An event of Force Majeure shall not otherwise limit amounts payable for Services rendered on or prior to the actual date of the event of Force Majeure.

10.           Limitation of Liability

.  Notwithstanding any other provision of this Agreement to the contrary, Manager shall not be liable to TXEG by reason of any error of omission or commission, performance or failure to perform or delay in performing any Services under this Agreement, for  special, incidental or consequential damages, suffered by TXEG beyond a refund to TXEG of all charges paid and/or shares issued by TXEG to Manager for the Services that caused such damages, unless Manager shall have committed gross negligence or willful misconduct.  The provisions of this Section 10 shall survive termination of this Agreement.

11.           Manager’s Investment Representations.  Manager hereby represents and warrants to and with TXEG that:

(a)           Manager will be acquiring the Shares for its own account as principal and not with a view to, or for sale in connection with, any distribution of all or any of such Shares.  Manager hereby agrees that it will not, directly or indirectly, assign, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any of such Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of such Shares) except in accordance with the registration provisions of the Securities Act of 1933 (the “Securities Act”) or an exemption from such registration provisions or any applicable securities laws.

(b)           Manager (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of investments such as the Shares and of the business contemplated by TXEG and is capable of evaluating the risks and merits of acquiring the Shares and in making a decision to proceed with this investment, has not relied on any representations, warranties or agreements of TXEG or others, and (ii) can bear the economic risk of an investment in Shares for an indefinite period of time and can afford to suffer the complete loss thereof.

(c)           Manager has evaluated the risks involved in investing in the Shares and has determined that the Shares are a suitable investment for Manager.  Specifically, the aggregate amount of the investments the Manager has in and Manager’s commitments to, all similar investments that are illiquid is reasonable in relation to Manager’s net worth, both before and after the acquisition of the Shares pursuant to this Agreement.

(d)           Manager understands and acknowledges that the Shares have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance on exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and such applicable state securities laws or unless an exemption from such registration is available.  Manager also understands that TXEG does not have any obligation or intention to register the Shares for sale under the Securities Act or any state securities laws or of supplying the information which may be necessary to enable the Manager to sell Shares and that Manager has no right to require the registration of the Shares under the Securities Act, any state securities laws or other applicable securities regulations.

(e)           Manager has no contract, understanding, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Shares which the Manager will acquire pursuant to this Agreement and that Manager has no present plans to enter into any such contract, undertaking, agreement or arrangement.

12.           Definitions

(a)           “Affiliate” means, with respect to a Person, another Person who controls, is controlled by or is under common control with the first such Person.

(b)           “Confidential Information” means any and all information of either party that might reasonably be considered confidential, secret, sensitive, proprietary or private. To the extent practical, Confidential Information shall be marked “proprietary” or “confidential.”  Confidential Information shall include the following:

(i)           data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, lists, financial information, studies, findings, inventions and ideas, computer programs and software, or proprietary information relating to either party or the methods or techniques used by either party;

(ii)           data, documents or proprietary information employed in connection with the marketing and implementation of each party’s products, including cost information, business policies and procedures, revenues and markets, distributor and customer lists, and similar items of information; and

(iii)           any other data or information obtained by either party during the term of this Agreement which is not generally known to and not readily ascertainable by proper means by third persons who could obtain economic value from its use or disclosure.

(c)           “Control” means the ability, through stock ownership, contract, or otherwise, to control the business or officers of a Person.

(d)           “Damages and Expenses” means costs, liabilities, and expenses incurred in investigating, defending, and paying settlements or judgments with respect to claims (including reasonable attorneys’ fees).

(e)           “Holiday” means for purposes of this Agreement, a day, other than a Saturday or Sunday, on which national banks with branches in the Commonwealth of Pennsylvania are or may elect to be closed.

(f)           “Person” means an individual or entity.

(g)           “Shares” means shares of common stock of TXEG, par value $0.001 dollars per share acquired by Manager pursuant to this Agreement.

13.           Miscellaneous.

(a)           Indulgences, Etc.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b)           Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of any jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c)           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such FedEx or by other messenger) against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to:	Manager
Universal Capital Management, Inc.
2601 Annand Drive
Suite 16
Wilmington, DE 19808
Attention: Michael D. Queen

If to:	Theater Xtreme Entertainment Group, Inc.
250 Corporate Blvd, Suites E & F
Newark, DE 19702
Attention: Robert Oberosler

In addition, notice by mail shall be sent by a reputable international courier (such as FedEx) if posted outside of the continental United States.  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subparagraph for the giving of notice.

(d)           Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)           Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)           Entire Agreement.  This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

(g)           Section Headings. The Section and subsection headings in this Agreement have been inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

(h)           Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(i)           Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or Holiday.

IN WITNESS WHEREOF, the Parties hereto have executed this Management Agreement

Theater Xtreme Entertainment Group, Inc.	Universal Capital Management, Inc.

By: Robert Oberosler signature on file	By:
Name: Robert Oberosler	Name: Michael D. Queen
Title: Chairman, President & Chief Executive Officer	Title: President and CEO